Land O’Lakes, Inc. Overview June 17, 2016 Exhibit 99.2

Welcome to Land O’Lakes! Together we are better: Ceres brings advanced plant breeding and biotechnology to FGI’s R&D pipeline Potential to bring new forage traits to market faster Expanded portfolio Accelerated path to creating new forage solutions Increased opportunities to deliver forage technology in key markets

Agenda 1 Land O’Lakes, Inc. overview 2 Winfield overview 3 Forage Genetics International overview

Our unique end-to-end business model enables us to see things differently Farmer-owned International Development

Fortune 500 #215 50 states 10,000 EMPLOYEES U.S. member-owned Cooperative 290 U.S. facilities 60+ countries 3rd LARGEST LOCATIONS Land O’Lakes, Inc. overview

We support 2,333 member dairy producers cows in the Land O’Lakes system 584,000 50 to +10,000 Herds range from

Our growth journey is on a strong trajectory …we’ve doubled in size since ‘05

Source: United Nations Food and Agricultural Organization World population growing Diets are improving Global food production must increase 70% Natural resources are constrained We are positioned to capture opportunity

WinField Who we are

WINFIELD™ The WinField brand denotes an experience that represents best-in-class agronomic excellence: industry-leading expertise, insights, products, programs and services.

WinField is a wholly-owned subsidiary of Land O’Lakes, Inc. Crop protection, seed marketing and professional products company Wholesale and retail operations Ag and professional products Proprietary brands Industry leading alfalfa Crop insights (ag technology)

Applied research and insights Distribution Seller training Branded seed, CPP and technology Demand creation based on go-to market programs WinField Distribution Industry’s leading crop input and distribution system Basic Manufacturers Farm gate excellence Infrastructure Crop nutrients Grain Energy Retailers Basic R&D and insights Market and business development Grower demand Farmer

Winfield R&D drives growth Over $150+ million investment in R&D in last 6 years

The Answer Plot Program 20 acres of the ultimate show-and-tell Tool to enhance agronomist’s expertise Firsthand look at latest seed and crop protection technologies Utilize soil and weather conditions similar to grower’s Strategy to sell CPP and seed together

Winfield R&D – Spray Analysis System Comprehensive testing of 816+ nozzles 35,000 data points since 2011 272 + Nozzle Types 30+ Active Formulations 60+ adjuvant experimental Finding top nozzles for application needs Reduction in volume of driftable fines Optimize ideal droplet size for the application

Forage Genetics International Who We Are

In closing

Focused on innovation and growth–for our people and our business. We are… Grounded in the values on which we were founded. Purpose driven– this is about feeding the world.

Questions Thank you!